ATHENA SILVER CORPORATION

 TERM SHEET

Purpose:

The purpose of this Term Sheet is to summarize the material terms under which Athena Silver Corporation, a Delaware corporation (“Athena” or the “Company”) will engage the services of LeRoy Wilkes (“Wilkes”).

Positions:	Member, Board of Directors; independent consultant
Duties:

Perform all duties of a Member of the Board of Directors as defined in the By-Laws of the corporation, as they may be amended from time to time.

As a consultant, perform such services as may be requested from time to time by the President or Board of Directors.

At-Will Consultant:

Duties will begin effective August 1, 2011 (the “Commencement Date”). Wilkes will serve as an at-will consultant of the Company.  Either Wilkes or Athena may terminate the consultancy arrangement at any time and for any reason, with or without case, without liability.

Time Commitment:	There is no minimum time commitment required. All assignments will be subject to acceptance by Wilkes, in his sole discretion.

Compensation:	(1) Annual Retainer. Wilkes shall be paid an annual retainer of $12,000.00 per year, payable quarterly for his services as a Director.
(2) Board Meeting Stipend. Wilkes shall be paid $500 per meeting of the Board of Directors, attended in person or by telephone. .
(3) Travel Compensation. As additional compensation for his services, Wilkes shall be paid $500 per day for travel.

(4)  Stock Options.  Wilkes shall receive an option to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the closing bid price of the shares on the OTC Bulletin Board on the day immediately preceding the date of acceptance of this Term Sheet.  The options will be subject to vesting: 50% vest immediately upon grant and 50% will vest one year from the date of appointment.

(5) Consultant Compensation.   For his services as a consultant, Wilkes shall be paid a per diem of $500, pro rated for partial days.

Benefits.

It is understood and agreed that unless otherwise agreed to in writing by Athena and Wilkes, Wilkes shall not be entitled to receive any additional compensation or benefits for his services as consultant or Member of the Board of Directors.  Without limiting the generality of the foregoing, Wilkes shall not be entitled to receive paid vacation, health insurance or other perquisites unless otherwise agreed to by Athena.

Expenses.

During the term hereof, Athena will reimburse Wilkes for any reasonable out-of-pocket expenses incurred by Wilkes in the performance of his services as consultant and Member of the Board of Directors; provided, that such expenses have been reviewed and approved by the Board of Directors or the President.

Indemnification.

Subject to the limitations of applicable law, Athena shall indemnify and hold Wilkes harmless from any and all loss, judgment or claims that Wilkes may suffer in the proper discharge of his duties as consultant and Member of the Board of Directors, including, but not limited to, attorneys’ fees and court costs, to the fullest extent permitted by applicable law.

Wilkes will indemnify and hold harmless the Company from any liability, obligation or damage arising out of any unauthorized act, omission or representation or any breach of his duty of care as a director.

WILKES ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS TERM SHEET SHALL CONFER UPON HIM ANY RIGHT WITH RESPECT TO CONTINUATION OF ENGAGEMENT BY ATHENA, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS RIGHT OR THE RIGHT OF ATHENA TO TERMINATE HIS ENGAGEMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Dated: July 14, 2011

Athena Silver Corporation

By:

/s/ John C. Power

/s/ LeRoy Wilkes

John C. Power, President

LeRoy Wilkes

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